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                                                                    EXHIBIT 99.1


[BIRDS EYE FOODS LOGO]         Contact: Bea Slizewski

                                        Birds Eye Foods
                                        585-264-3189



                  BIRDS EYE FOODS ANNOUNCES FISCAL 2003 RESULTS
                              NET INCOME INCREASES

ROCHESTER, NY, September 26, 2003...Birds Eye Foods, Inc., the nation's leader in manufacturing and marketing frozen vegetables and a major processor of other food products, today reported its fiscal 2003 results.

     Net income, increased $14.0 million to $20.8 million, from $6.8 million in fiscal 2002, excluding a goodwill impairment charge in fiscal 2002. Net income increased as lower interest expense and the elimination of the Pro-Fac income-sharing arrangement more than offset the increase in marketing costs related to new product introductions and an increase in production costs reflecting aggressive efforts to reduce inventory levels and rationalize sales in certain business segments.

     Net sales for fiscal 2003 were approximately $878.3 million, a decline of $86.2 million or 9 percent, as compared to $964.5 million in fiscal 2002. Approximately $34.8 million, or 40 percent of this decline resulted from the Company's prior decision to exit two co-pack agreements, while $17.2 million, or 20 percent resulted from the Company's continuing efforts to rationalize certain product offerings.

     Dennis M. Mullen, Birds Eye Foods Chairman, President, and Chief Executive Officer comments, "We are pleased with our fiscal 2003 results, especially our strong cash flow which provides us with great momentum as we begin our new fiscal year." Mullen continued, "Our focus in fiscal 2004 will be to continue to invest in product innovation and strengthening brand equity".

     Rochester-based Birds Eye Foods, with sales of approximately $1.0 billion annually, processes fruits and vegetables in 20 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin,' Birds Eye Hearty Spoonfuls, Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include canned vegetables (Freshlike) fillings and toppings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman). Birds Eye Foods also produces many of these products for the private label, food service and industrial markets.


NOTE: In conjunction with this release, investors will have the opportunity to listen to a conference call on Tuesday, September, 30, 2003, at 1 p.m. eastern time over the Internet through PR Newswire's website. To listen to the live call, go to the Birds Eye Foods website: www.birdseyefoods.com (http://www.birdseyefoods.com) or www.prnewswire.com
(http://www.prnewswire.com). Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for seven days after the call on the Birds Eye Foods website. Additional information regarding Birds Eye Foods' financial information for the fiscal year ended June 28, 2003, including financial and other statistical information about Birds Eye Foods' results of operations or financial results for the fiscal year ended, is set forth in the Company's Form 10-K Equivalent for the annual period ended June 28, 2003, which will be available at www.birdseyefoods.com (http://www.birdseyefoods.com) under Public Reporting in the Investor & News section - www.birdseyefoods.com/corp/investorsnews/publicreporting - prior to the conference call.


This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 28, 2003 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.



                                      -30-





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                              BIRDS EYE FOODS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


(dollars in thousands)                                     Fiscal Years Ended
                                                        June 28,      June 29,
                                                        2003(a)         2002
                                                    -------------   ------------

Net sales                                              $878,265       $ 964,454

Continuing operating income                            $ 86,048       $  97,735
Gain from pension curtailment                              --             2,472
Goodwill impairment charge                                 --          (179,025)
                                                       --------       ---------

     Total operating income/(loss)                       86,048         (78,818)

Interest expense                                        (48,320)        (63,001)
                                                       --------       ---------

Pretax income/(loss) from continuing operations
 and before dividing with Pro-Fac                        37,728        (141,819)

Pro-Fac share of income                                    --           (16,842)
                                                       --------       ---------

Pretax income/(loss) from continuing operations          37,728        (158,661)

Tax (provision)/benefit                                 (15,103)         30,806
                                                       --------       ---------

Income/(loss) before discontinued operations (b)         22,625        (127,855)

Discontinued operations, net of tax                      (1,784)         (2,839)
                                                       --------       ---------

Net income/(loss)                                      $ 20,841       $(130,694)
                                                       ========       =========



(a) In order to provide a meaningful basis of comparing the Company's results of operations, the results of operations for the "predecessor" period (June 30, 2002 to August 18, 2002) have been combined with the results of operations for the "successor" period (August 19, 2002 to June 28, 2003).

(b) The Company has disposed of its Veg-All, popcorn, and applesauce operations. The implementation of SFAS No. 144 resulted in the classification and separate financial presentation of those businesses as discontinued operations and are, therefore, excluded from continuing operations.